PROSPECTUS SUPPLEMENT NO. 8
To Prospectus Dated November 7, 2003

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-108651

$100,000,000 4.25% Convertible Subordinated Notes
Due July 1, 2008
10,899,180 Shares of Common Stock Issuable Upon
Conversion of the Notes

     This document supplements information contained in that certain prospectus of Corixa Corporation dated November 7, 2003, as amended and supplemented from time to time, relating to the potential resale from time to time of $100,000,000 4.25% Convertible Subordinated Notes due July 1, 2008 and 10,899,180 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 11, 2005.

Selling Securityholders

     The following table supplements or amends, as noted, the information contained in the table set forth in the prospectus under the caption “Selling Securityholders.” This table sets forth certain information regarding the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time by the selling securityholders named in the table. The information in the following table is based on information furnished to us by the selling securityholders.

				Notes and Common		Beneficial Ownership
				Stock That Can Be		After Resale of Notes
			Number of	Resold Pursuant to		or Common Stock Pursuant
			Shares of	Prospectus or Prospectus		to Prospectus or
	Number of		Common	Supplement		Prospectus Supplement
	Shares of	Principal	Stock
	Common	Amount of	Issuable	Principal	Number of	Principal		Number of
	Stock	Notes	Upon	Amount	Shares of	Amount		Shares of
Name of Selling	Beneficially	Beneficially	Conversion	of	Common	of		Common	Percent
Securityholder	Owned	Owned	of Notes(1)	Notes	Stock(1)	Notes	Percent	Stock	(2)

The following information supplements the information set forth in the prospectus originally filed or as previously amended or supplemented
AHFP Context	—	$150,000	16,349	$150,000	16,349	$—	—	—	—
CitiGroup Global Markets Inc.		$1,550,000	168,987	$1,550,000	168,987	$—	—	—	—
Context Convertible Arbitrage Fund, LP	—	$600,000	65,395	$600,000	65,395	$—	—	—	—
Context Convertible Arbitrage Offshore, Ltd.	—	$1,950,000	212,534	$1,950,000	212,534	$—	—	—	—
National Bank of Canada	—	$225,000	24,523	$225,000	24,523	$—	—	—	—
Univest Convertible Arbitrage Fund II Ltd (Norshield)	—	$75,000	8,174	$75,000	8,174	$—	—	—	—

*	Less than 1%.

(1)	Assumes conversion of all of the securityholder’s notes at a conversion rate of 108.9918 shares per $1,000 principal amount of notes, which conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, we are not required to issue fractional shares of common stock upon conversion of the notes and, in lieu thereof, will pay cash.

(2)	Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934 using 59,439,435 shares of common stock outstanding as of January 5, 2005. In calculating the amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not, however, assume the conversion of any other securityholder’s notes in such calculation.

     Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under the prospectus or this prospectus supplement, we cannot estimate the principal amount of the notes or the common stock that the selling securityholders will hold upon consummation of any sale.

     The selling securityholders in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

     Except as a securityholder, and as described in this prospectus supplement, no selling securityholder listed in the above table has had any material relationship with us or any of our affiliates within the past three years.